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                                                                   EXHIBIT 12(b)

                      GENERAL ELECTRIC CAPITAL CORPORATION
                          AND CONSOLIDATED AFFILIATES

 COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK
                                   DIVIDENDS

                                                                    YEAR ENDED DECEMBER 31,
                                                           ------------------------------------------
(Dollar amounts in millions)                                1993     1992     1991     1990     1989
                                                           ------   ------   ------   ------   ------
Net earnings.............................................  $1,478   $1,251   $1,125   $1,021   $  859
Provision for income taxes...............................     664      415      362      350      303
Minority interest........................................     114       14       (7)       4        9
                                                           ------   ------   ------   ------   ------
Earnings before income taxes and minority interest.......   2,256    1,680    1,480    1,375    1,171
                                                           ------   ------   ------   ------   ------
Fixed charges:
     Interest and discount...............................   3,503    3,713    4,280    4,334    3,816
     One-third of rentals................................     138       90       34       33       25
                                                           ------   ------   ------   ------   ------
Total fixed charges......................................   3,641    3,803    4,314    4,367    3,841
                                                           ------   ------   ------   ------   ------
Less interest capitalized, net of amortization...........       4        6        7       19       11
                                                           ------   ------   ------   ------   ------
Earnings before income taxes and minority interest plus
  fixed charges..........................................  $5,893   $5,477   $5,787   $5,723   $5,001
                                                           ------   ------   ------   ------   ------
                                                           ------   ------   ------   ------   ------
Preferred stock dividend requirements....................  $   22   $   26   $   41   $   42   $   49
Ratio of earnings before provision for income taxes to
  net earnings...........................................     145%     134%     132%     135%     136%
Preferred stock dividend factor on pre-tax basis.........      32       35       54       57       67
Fixed charges............................................   3,641    3,803    4,314    4,367    3,841
                                                           ------   ------   ------   ------   ------
Total fixed charges and preferred stock dividend
  requirements...........................................  $3,673   $3,838   $4,368   $4,424   $3,908
                                                           ------   ------   ------   ------   ------
                                                           ------   ------   ------   ------   ------
Ratio of earnings to combined fixed charges and preferred
  stock dividends........................................    1.60     1.43     1.32     1.29     1.28
                                                           ------   ------   ------   ------   ------
                                                           ------   ------   ------   ------   ------
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